Exhibit 99.1

Peraso Announces Exercise of Warrants for $2.9 Million in Gross Proceeds

San Jose, CA – November 5, 2024– Peraso Inc. (NASDAQ:PRSO) (“Peraso” or the “Company”), a pioneer in mmWave wireless technology solutions, announced today the entry into definitive agreements for the immediate exercise of certain outstanding Series B warrants to purchase up to an aggregate of 2,246,030 shares of common stock, issued by Peraso in February 2024 (the “Existing Warrants”), at a reduced exercise price of $1.30 per share. The shares of common stock issuable upon exercise of the Existing Warrants are registered pursuant to an effective registration statement on Form S-1 (File No. 333-276247).

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the Existing Warrants for cash, Peraso will issue new unregistered Series C warrants to purchase up to 2,246,030 shares of common stock (the “Series C Warrants”) and new unregistered Series D warrants to purchase up to 2,246,030 shares of common stock (the “Series D Warrants,” and collectively with the Series C Warrants, the “New Warrants”). The New Warrants will have an exercise price of $1.61 per share (priced at-the-market under the rules of the Nasdaq Stock Market) and will be exercisable upon issuance. The Series C Warrants will have a term equal to six months from the date of issuance, and the Series D Warrants will have a term equal to five years from the date of issuance. The Series D Warrants will also provide that, subject to certain exceptions, if certain conditions are met over a certain measurement period, then the Company may call for cancellation of all or any portion of the Series D Warrants which are not exercised by holders within 10 trading days following receipt of a call notice from the Company.

In connection with the transaction, Peraso also reduced the exercise price of the Existing Warrants to purchase an aggregate of 1,728,490 shares of common stock for all holders not participating in the transaction to $1.30 per share until November 8, 2024, which is the expiration date of the Existing Warrants.

The gross proceeds to Peraso from the exercise of the Existing Warrants are expected to be approximately $2.9 million, prior to deducting placement agent fees and offering expenses. The Company intends to use the net proceeds for working capital and general corporate purposes.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Peraso has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

Additional information regarding the offering will be available in a Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, modules, software and IP. Peraso supports a variety of applications, including fixed wireless access, military, immersive video and factory automation. In addition, Peraso’s solutions for data and telecom networks focus on Accelerating Data Intelligence and Multi-Access Edge Computing, providing end-to-end solutions from the edge to the centralized core and into the cloud. For additional information, please visit www.perasoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Private Securities Litigation Reform Act, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward-looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “might,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations, including market conditions, risks associated with the cash requirements of Peraso’s business and other risks detailed from time to time in the Company’s filings with the SEC, and represent views only as of the date they are made and should not be relied upon as representing views as of any subsequent date. Peraso undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations Contacts:

Shelton Group

Brett L. Perry | Leanne K. Sievers

P: 214-272-0070| 949-224-3874

E: sheltonir@sheltongroup.com

Peraso Company Contact

James Sullivan

CFO

jsullivan@perasoinc.com